Independent Auditors' Consent

Plan Administrator

Balchem Corporation 401(k)/Profit Sharing Plan:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-78-355) of Balchem Corporation of our report, dated June 18, 1999, relating to the statement of net assets available for plan benefits with fund information of the Balchem Corporation 401(k)/Profit Sharing Plan as of December 31, 1998, and the related statement of changes in net assets available for benefits with fund information for the year then ended, and all related schedules, included in this annual report on Form 11-K/A.

                                                     /s/ KPMG LLP

July 6, 1999
Short Hills, New Jersey